                                                                     EXHIBIT 4.1

                          SANTA FE GAMING CORPORATION
                  1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

Section 1.  Purpose of Plan

The purpose of this 1995 Non-Employee Director Stock Option Plan (the "Plan") of Santa Fe Gaming Corporation, a Nevada corporation (the "Company"), is to enable the Company to attract non-employee directors and further align their interests with those of the stockholders by providing for or increasing their proprietary interests in the Company.

Section 2.  Persons Eligible Under Plan

Any member of the Board of Directors of the Company (the "Board") who is not an employee of the Company or any of its subsidiaries (a "Non-Employee Director") shall be eligible for the grant of Options (as hereinafter defined) hereunder.

Section 3.  Options

(a) Each person who is a Non-Employee Director immediately following the annual meeting of the stockholders of the Company held in 1996 (an "Annual Meeting") shall, on the date of such Annual Meeting, automatically be granted an option to purchase 12,500 shares of the Common Stock, par value $.01 per share, of the Company (the "Common Shares"), subject to adjustment as provided in Section 7 hereof (an "Option").

(b) In addition, each person who first becomes a Non-Employee Director after the Annual Meeting shall, on the date such person becomes a Non-Employee Director, automatically be granted an Option to purchase 12,500 Common Shares, subject to adjustment as provided in Section 7 hereof.

(c) Notwithstanding the foregoing, if, on any date upon which Options are to be granted hereunder, the number of Common Shares remaining available for issuance under this Plan is insufficient for the grant of Options to purchase the total number of Common Shares specified in Section 3(a) and (b) hereof, then each Non-Employee Director entitled to receive an Option on such date shall be granted an Option to purchase a proportionate amount of the available number of Common Shares (rounded down to the greatest number of whole shares).

(d) Each Option shall be evidenced by a written option agreement that shall contain the following terms and provisions:

          (i) The exercise price per Common Share shall be equal to the greater of (A) the Fair Market Value (as hereinafter defined) of one Common Share on the date of grant of such Option or (B) the par value of one Common Share. The "Fair Market Value" of a Common Share shall be equal to the last sale price, regular way, of a Common Share on the next preceding business day, or in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if the Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use or, if on such day the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker who makes a market in the Common Shares and who is designated by the Board.

          (ii) Payment of the exercise price of the Option shall be made in full in cash or by check concurrently with the exercise of the Option.

          (iii) The Option shall be nontransferable by the optionee other than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative.

          (iv) The Option will be fully vested on the date of grant and shall expire upon the first to occur of the following: (A) the third anniversary of the date upon which the optionee shall cease to be a Non-Employee Director, or (B) the tenth anniversary of the date of grant.

Section 4.  Stock Subject to Plan

(a) At any time, the aggregate number of Common Shares issued and issuable pursuant to all Options granted under this Plan shall not exceed 100,000, subject to adjustment as provided in Section 7 hereof.

(b) For purposes of Section 4(a) hereof, the aggregate number of Common Shares issued and issuable pursuant to Options granted under this Plan at any time shall be deemed to be equal to the sum of the following: (i) the number of Common Shares which were issued prior to such time pursuant to Options granted under this Plan; plus (ii) the number of common Shares which are issuable at or after such time pursuant to Options granted under this Plan prior to such time.

Section 5.  Duration of Plan

No Options shall be granted under this Plan after January 20, 2006.

Section 6.  Administration of Plan

This Plan is intended to meet the requirements of Rule 16b-3(c) (2) (ii) adopted under the Securities Exchange Act of 1934 (or its successor) and accordingly is intended to be self-governing. To this end, this Director Plan requires no discretionary action by any administrative body with regard to any transaction under this Director Plan. To the extent, if any, that any questions of interpretation arise, these shall be resolved by the Board.

Section 7.  Adjustments

If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into a different number or kind of securities of the Company, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, then, unless the terms of such transaction shall provide otherwise, the Board shall make appropriate and proportionate adjustments in (a) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Options theretofore granted under this Plan and (b) the maximum number and type of shares or other securities that may be issued pursuant to Options thereafter granted under this Plan.

Section 8.  Amendment and Termination of Plan

The Board may amend or terminate this Plan at any time and in any manner, subject to the following; (a) no such amendment or termination shall deprive the recipient of any Option theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto; and (b) Section 3 hereof shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employees Retirement Income Security Act, or the rules thereunder.

Section 9. Effective Date of Plan

This Plan was approved by the Board on December 14, 1995. This Plan shall become effective on the first date thereafter upon which it has been approved, directly or indirectly, by (a) the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with applicable law or (b) the written consent of the holders of a majority of the securities of the Company entitled to vote.